As filed with the Securities and Exchange Commission on October 10, 1996
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                LOTTOWORLD, INC.
             (Exact name of registrant as specified in its charter)

        Florida                                            65-0399794
(Sate or other jurisdiction of                 (IRS Employer Identification No.)
incorporation or organization)

                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          A. Richard Holman, President
                                LottoWorld, Inc.
                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
            (Name, address, including zip code, and telephone number,
                    including area code, of agent of service)

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in conjunction with dividend or interest reinvestment plans, check the following box: [ x ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                            CALCULATION OF REGISTRATION FEE

                                        Proposed            Proposed
                         Amount          Maximum             Maximum           Amount of
Title of Securities       to be       Offering Price        Aggregate        Registration
to be Registered       Registered      Per Share (1)     Offering Price          Fee
----------------       ----------     --------------     --------------      ------------
Common Stock
$.001 par value         2,772,073       $  1.625           $ 4,504,619        $ 1,553.32

(1)   Computed on the  basis of the price at which stock of the same class was sold on
      October 3,  1996,  pursuant  to  Rule  457(h)  of the Securities Act of 1933, as
      amended, solely for the purpose of calculation of the amount of the registration fee.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 1996

PROSPECTUS
                                LOTTOWORLD, INC.

                               2,772,073 SHARES OF

                                  COMMON STOCK

      This Prospectus relates to the offering of up to 2,772,073 shares (the "Shares") of Common Stock, $.001 par value, of LottoWorld, Inc. (the "Company") which may be offered from time to time by the individuals named herein (the "Selling Shareholders"), 1,202,409 shares of which are issuable by the Company to certain of the Selling Shareholders upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants"). The Company will receive proceeds upon the exercise of the Warrants, but will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds".

      The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LTTO". The closing bid and asked price of the Company's Common Stock on October 3, 1996 were $ 1.625 and $ 1.875 respectively, as reported by Nasdaq.

      SEE "RISK FACTORS" ON PAGES 3 THROUGH 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

      The Warrants and 1,569,664 of the Shares were originally issued by the Company in June and September 1996 to the Selling Shareholders. The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on the Nasdaq SmallCap Market at prices prevailing at the time of the sale or otherwise as set forth below. See "Plan of Distribution".

      The Selling Shareholders have advised the Company that, as of the date hereof, they have made no arrangements with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                            Underwriting
                                           Discounts and
                        Price to Public     Commissions
                        ----------------   --------------
Per Share               $   1.625    (1)         (2)
Total                   $ 4,504,619  (1)         (2)

(1) Estimate based upon a per share price of $ 1.625 as of October 3, 1996 and assumes the sale of all Shares by the Selling Shareholders, with no adjustment for commissions, discounts, brokerage and other fees that may be paid by the Selling Shareholders, or expenses of the offering to be paid by the Company.

(2) Commissions, discounts and brokerage fees will be payable by the Selling Shareholders in such amounts as the Selling Shareholders may agree to from time to time.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 10, 1996


                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ( the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northeastern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected in the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the Commission are incorporated by reference in this Prospectus: (in) the Company's Annual Report on Form 10-KSB and Form-10KSB/A for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form-10QSB for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Company's Proxy Statement for the Annual Shareholders Meeting held on April 29, 1996. All documents filed by the Company pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.) Requests for such copies should be directed to James D. Cullen, 2150 Goodlette Road, Suite 200,. Naples, Florida 34102, telephone number (941) 643-1677.


                                   THE COMPANY

      LottoWorld, Inc., a Florida corporation (the "Company") was founded in 1993 as Dynamic World Distributors, Inc. and changed its name to LottoWorld, Inc. in April 1995. The Company publishes and distributes LottoWorld magazine, a publication directed at lottery players, primarily through subscription and retail sales at checkout and service counters. The 100+ page, four color magazine, which currently is published monthly in a digest size format, deals with all aspects of state lottery games, information and news. LottoWorld is nationally distributed in 48 states, the District of Columbia and in twelve foreign countries. At present there are over 50,000 subscribers and monthly distribution of the magazine is over 210,000 copies per issue in nine separate state and one national edition.


      On April 8, 1996, the New York State Division of Lottery announced that Lottery Players Publishing Company, Inc. (a wholly-owned subsidiary of LottoWorld, Inc.) had won the award to publish a monthly New York Lottery magazine based of the Company's response to a Request for Proposal. Initial projections for the monthly magazine, NEW YORK PLAYERS MONTHLY, was to have been 650,000 copies distributed at more than 12,000 lottery retailers throughout the state. On May 23, 1996, the New York Lottery increased the initial projection from 650,000 copies monthly to a minimum of 1,100,000 copies monthly beginning in September 1996.

      The NEW YORK PLAYERS MONTHLY will be a free 48-page, four color, digest-size magazine offering lottery players information about new and existing New York lottery games, profiles of lottery winners throughout the state, playing tips and strategies, and state lottery news.

      At 1,100,000 copies monthly the Company believes the NEW YORK PLAYERS MONTHLY will be the largest newsstand distributed magazine in New York state (more than twice the size of TV Guide's New York newsstand circulation). Based on advertising revenue generated by other publications with a minimum of circulation of at least 1,100,000 copies monthly, the Company estimates revenue from the NEW YORK PLAYERS MONTHLY MAGAZINE could be in excess of $3,700,000 annually. There can be no assurance that the NEW YORK PLAYERS MONTHLY magazine will generate revenue at the levels of similarly sized publications.

Risk Factors
------------

      An investment in the Units offered hereby is speculative and involves a risk of loss. The following risk factors should be considered carefully in evaluating an investment in the Units offered hereby. The order in which the risk factors appear is not intended as an indication of the relative weight or importance thereof. Prospective investors should carefully review all risk factors.

      CONTINUING LOSSES. The Company commenced operations in August 1993, and has had losses in each of the years since that date. For the year ended December 31, 1995, the Company incurred a net loss of $5,595,000 and for the first quarter ended March 31, 1996, incurred a net loss of $857,000. The Company has incurred a cumulative net loss through March 31, 1996 of $8,646,000. The Company expects losses to continue at least through the fourth quarter ending December 31, 1996, as the Company prepares to begin publication of a minimum of 1,100,000 copies of the New York Lottery Players Monthly magazine and possibly similar monthly magazines for several other states. There is no assurance that the Company will ever be able to conduct its operations profitably.

      NEED FOR ADDITIONAL CAPITAL. Management currently anticipates that revenue generated from magazine/advertising sales will be sufficient to fund its operations for the foreseeable future. However, any delays in market acceptance of the state digest magazine program, significant complications in deriving acceptable advertising sales revenue, along with numerous other factors, could cause the Company to require additional capital. No assurance can be given that the Company will be able to obtain additional funding on satisfactory terms. Any securities issued to raise additional capital may be sold on terms more favorable to new investors that those offered to investors in this offering.

      MARKET ACCEPTANCE. The success of the Company is dependent upon the ability to sell a substantial number of copies of each issue of LottoWorld(R) through subscription or newsstand sales. Further, the success of the Company is dependent upon the acceptance of the Monthly State Lottery Players Digest program by state lottery authorities.

      COMPETITION. Management is aware of only a few competitors in its market, none of which has product lines or distribution channels which are comparable to the Company's. However, there can be no assurance that other competitors, which may have greater financial and other resources than the Company, will not be drawn into the market, or that the Company's resources and marketing strategies will allow the Company to compete successfully.

      LIMITATIONS ON COPYRIGHT AND TRADEMARK PROTECTION. Although LottoWorld(R) is copyrighted by the Company, much of the information contained therein is readily available from a number of sources, including daily newspapers. The
Company believes its copyrights and trademarks are highly important to the Company's business and intends to vigorously defend its rights. However, while copyright and trademark laws give owners of copyrights and trademarks certain remedies against infringers, such laws do not assure that infringement will not occur, and there can be no assurance that the available remedies would adequately compensate the Company for any damage incurred if infringement were to occur. In addition, since the playing methods and game strategies in the Company's magazines are not protectible under the trademark and service mark laws, the Company cannot preclude other parties from offering instructional aids which might also employ these methods and strategies. Furthermore, there can be no assurance that any action by the Company against an infringer would be successful, or that any recovery by the Company would adequately compensate it for any damages it might incur.

      DEPENDENCE UPON OUTSIDE SUPPLIERS. Much of the content of each issue of LottoWorld(R) is obtained from outside sources, including columnists, freelance writers, state lottery news releases and wire services. In addition, the Company is dependent upon an outside printer, a subscription fulfillment firm and a national newsstand distributor. Although the Company intends to expand its internal staff, it will continue to be dependent on a number of sources outside the Company in connection with its operations. No assurance can be given that these sources will be available indefinitely or, that if such a source ceases to supply the Company, it would be able to find an adequate substitute for it on a timely basis, if at all. The loss of any of these suppliers could have a material adverse affect on the Company.

      LOTTERY INDUSTRY FACTORS. Although the lottery industry as a whole has recently experienced significant growth and an increase in public interest, there can be no assurance that this trend will continue. Management of the Company believes that the expansion of state lottery games has been, to a certain extent, the result of efforts by state and local governments to create a new revenue source for government operations. If these efforts do not achieve their desired effects, or have adverse side effects, there can be no assurance that lottery operations will sustain their current rates of growth, that government authorization of lotteries will not be restricted or eliminated, or that public interest in, or acceptance of, lottery games will not decline, any of which could result in a substantial decline in the demand for the Company's products.

      GOVERNMENT REGULATION.. Lotteries, and activities associated therewith, such as promotion, are subject to substantial regulation under federal laws and by each state which conducts a lottery. The application of such regulation is subject to the interpretation by, and the enforcement policy of, each state's lottery commission and/or attorney general. The Company actively attempts to comply with all applicable laws and has no knowledge of any regulatory action that has been taken or threatened that would impact the activities of the Company. Nevertheless, there can be no assurance that such regulatory action could not be taken. Any regulatory action could have a material effect upon the Company's business.

      LIMITED LIQUIDITY, MARKET-RELATED FACTORS AND DETERMINATION OF OFFERING PRICE. The Company's shares are publicly traded on the NASDAQ SmallCap over-the-counter stock market. Investors may be subject to the risks commonly associated with the over-the-counter trading markets. These markets are often volatile, and such volatility can result in wide fluctuations in price and trading volume. Accordingly, there can be no assurance that investors will be able to resell the Shares at the offering price, or at all. In addition, the offering price of the Shares offered hereby was determined by the Company and is not related to any recognized criterion of value such as revenue, earnings or net worth. There can be no assurance that the over-the-counter trading market will value the Common Stock at or near the offering price.

      LACK OF CASH DIVIDENDS. The Company has never paid or declared any cash dividends on its Common Stock and does not contemplate paying any cash dividends on its Common Stock in the foreseeable future. The payment by the Company of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its financial condition, any restrictions under credit agreements and other relevant factors. The Company is prohibited from paying any dividends on its Common Stock until all accrued dividends on the outstanding Preferred Stock have been paid in full.

      RESTRICTED SHARES; LIMITED PUBLIC MARKET TRADING. The shares purchased in this Offering are restricted securities and may only be sold pursuant to an effective registration statement under federal and applicable state securities laws or exemptions therefrom. Prior to completion of this Offering, the Company had outstanding 5,964,849 shares of its common stock, of which approximately 2,851,667 shares are traded in the public market. There can be no assurance that an active market will exist for the stock purchased in this transaction, even if registered with the Securities and Exchange Commission, or that such stock could be sold without a significant negative impact on the publicly quoted price per share.

      DILUTION. The purchasers of Units offered hereby will experience an immediate and substantial dilution in tangible book value per common share. As of June 30, 1996, the net tangible book value per share was $.41. Assuming the receipt of the proceeds of this offering (net of the MJK commission and offering expenses estimated at $15,000, but assuming no other changes in the Company's financial position subsequent to September 19, 1996 (and assigning no value to the warrants), at an offering price of $1.625 per Unit investors in this offering will suffer dilution of $.98 per share.

                                USE OF PROCEEDS

      The Company will receive the proceeds from the exercise of the Warrants, which have an exercise price of $3.00 per share. If the maximum number of shares issuable under the Warrants are exercised, the Company's proceeds therefrom, after expenses of this Offering (estimated at $15,000), will be $3,592,227.

      The Company received net proceeds of $2,270,600 upon the issuance of 1,569,664 of the Shares to the Selling Shareholders. The Company intends to use the proceeds to retain certain personnel required to efficiently commence and expand the State Monthly Digest programs, estimated to be $250,000; the remainder will be applied to working capital.

      Pending their anticipated use, the proceeds will be invested in short term interest bearing securities and other similar obligations.

                             SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by Selling Shareholders as of September 24, 1996, and as adjusted to reflect the sale of the shares

                                      Shares to be                                 Shares to be
                                      Beneficially               Maximum           Beneficially
                                       Owned Prior              Number of           Owned After
                                      To Offering             Shares to be         the Offering
                                 Number          Percent         Sold         Number       Percent
                                 ------          -------        ------        ------       -------
Elaine Millard                   48,333             *           48,333         -0-
Isadore J. Goldstein
Rev. Living Trust
dtd 3/14/90                      16,667             *           16,667         -0-
Everett Jensen Rev
Trust                            25,000             *           25,000         -0-
Dr. Robert Kay

                                        5


Profit Sharing Tr.              16,667              *            16,667        -0-
Robert and Harriet
Terhaar                         16,667              *            16,667        -0-
Michelle K. Cheng              250,000            4.12          250,000        -0-
Aaron Boxer Rev Trusr
TTEE dtd 8/1/89                381,904            6.26          333,333       48,571         *
Lawrence Schrader               16,667              *            16,667        -0-
William Van De Kreeke
Janice Van De Kreeke            16,667              *            16,667        -0-
Robert W., Clark
Slf-Del Trust                   18,667              *            16,667        2,000         *
Joyce Guinther and
Marie Ackerman                  16,667              *            16,667        -0-
Robert W. Johnson               33,333              *            33,333        -0-
W. Harold and
Joyce Lee Davis                 66,667            1.11           66,667        -0-
Betty Happel                    17,167              *            16,666          500         *
Darel Happel                    17,167              *            16,666          500         *
Donald Kettner                  16,667              *            16,667        -0-
Kenneth Benson                  16,667              *            16,667        -0-
Myron A. Naugle                 16,667              *            16,667        -0-
Ila Waseka                      51,667              *            41,667       10,000         *
Sanford Greeley                 16,667              *            16,667        -0-
Frederick and
Betty Taylor                    16,667              *            16,667        -0-
Grace Anderson
REV TRUST                       16,667              *            16,667        -0-
Raymond Boisvert                 3,332              *             1,665        1,667         *
Robert P. Lyon                   1,110              *             1,110        -0-
Erik Dobberstein                 3,332              *             1,665       1,667          *
VBS General Partnership         51,667              *            41,667      10,000          *
Kenneth R. Parker               88,667            1.47           83,667       5,000          *
John R. Albers                 251,667            4.16          221,667      30,000          *
John & Jeannette
VonGunten Liv. Trust            16,667              *            16,667        -0-
Delores Merkley                 25,000              *            25,000        -0-
Paul R. Owings                  25,000              *            25,000        -0-
Phillip A. Dunbar               16,667              *            16,667        -0-
Paul and
Lenore Owings                   25,000              *            25,000        -0-
Edward H. Rudoy
REV TRUST                       16,667              *            16,667        -0-
Leola Vidger                    16,667              *            16,667        -0-
Jerry N. Dedrick                16,667              *            16,667        -0-
James Owens
REV TRUST                       83,333            1.39           83,333        -0-
Steve Romanek                   33,333              *            33,333        -0-
Industricorp & Co., Inc.
FBO T. C. Carpenters           108,333            1.81           83,333       25,000        *
Ellis Limited Partnership       50,000              *            50,000        -0-
Perkins Capital Management
Profit Sharing Plan &
Trust                           33,333              *            33,333        -0-
Pyramid Partners, L.P.         250,000            4.12          250,000        -0-


Harold Roitenberg Trust         33,333             *            33,333         -0-
Quest Venture Partners          83,333           1.39           83,333         -0-
Archie & Glenndora
Whitehead                       25,000             *            25,000         -0-
Ed Koller                       34,167             *            34,167         -0-
Alan & Corrine
Metcalf                         83,333           1.39           83,333         -0-
Mitchell M. Boxer
Rev Trust                       30,833             *            30,833         -0-
First Bank NA TTEE
for John Albers                171,667           2.85          171,667         -0-
Ebner Trust                     13,333             *             8,333        5,000        *
Earl L. Ferris                  25,000             *            25,000         -0-
Alphonse Kraft                  10,000             *            10,000         -0-
Dr. Robert Kay                   8,333             *             8,333         -0-
David B. Johnson               128,487           2.13           58,487        70,000      1.18
Paul R. Kuehn                   58,487             *            58,487         -0-
Eldon C. Miller                 19,496             *            19,496         -0-
Stanley D. Rahm                 19,496             *            19,496         -0-
Judy Peterson                    8,333             *             8,333         -0-
Wolf Pack Holdings               3,333             *             3,333         -0-
                             ---------       ---------        ---------     -------      ------

           Total             2,981,978          41.61%       2,772,073      209,905       3.52%


* Less than 1%

                             PLAN OF DISTRIBUTION

      The Company has been advised that the Selling Shareholders may sell the Shares, from time to time, in one or more transactions (which may include block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of the sale or at prices otherwise negotiated.

      The Shares may, without limitation, be sold by one or more of the following: (in) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                 LEGAL MATTERS

      The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by James D. Cullen Esquire. Mr. Cullen is a Director and a holders of Common Stock and options to purchase Common Stock of the Company.

                                    EXPERTS

      The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A of LottoWorld, Inc. for the year ended December 31, 1995 have been so incorporated on reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                INDEMNIFICATION

      The Company's Articles of Incorporation and the Company's Bylaws eliminate or limit certain liabilities of its directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14:    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                $      1,553
Accounting fees and expenses               1,500
Legal fees and expenses                    5,000
Miscellaneous                              6,947
                                    ------------

            Total                   $     15,000
                                    =+==========

      Except for the SEC fee, all of the foregoing expenses have been estimated.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607.0805 of the Florida Corporation Act empowers the Company to, and Article IX of the Company's Bylaws require it to:

      (1) indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust , or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      (2) indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonable incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter a to which such person shall have been adjudged to be liable unless, and only to extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

      (4) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.

ITEM 16.    EXHIBITS


Exhibit No. Description
----------  ------------

5.          Opinion of James D. Cullen, Esquire

23.3        Consent of McGladrey and Pullen, LLP

23.4        Consent of James D. Cullen, Esquire (included in Exhibit 5)


ITEM 17.    UNDERTAKINGS


(a)  The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent A fundamental change in the information set forth in the registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a) (1) (in) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15 (d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event hat a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Naples and State of Florida, on this 9th day of October, 1996.

                                          LottoWorld, Inc.
                                          Registrant



                                          By /s/ Dennis B. Schroeder
                                            ------------------------------------
                                            Dennis B. Schroeder
                                            Chairman and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                               Title                      Date

/s/ Dennis B. Schroeder
----------------------        Director, Chairman and        October 9, 1996
Dennis B. Schroeder           Chief Executive Officer
                              (principal executive officer)

/s/ A. Richard Holman
----------------------        Director and President        October 9, 1996
A. Richard Holman

/s/ James D. Cullen
----------------------        Director                      October 9,, 1996
James D. Cullen

/s/ Stuart Dubow
----------------------        Senior Vice President and     October 9, 1996
Stuart Dubow                  Chief Financial Officer
                              (principal accounting officer)